Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136506 on Form S-8 and Registration Statement No. 333-174866 on Form S-3 ASR, and Registration Statements No. 333-145696, No. 333-159037, No. 333-167393, and No. 333-171487 on Form S-3 of our reports relating to the consolidated financial statements of Evercore Partners Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 27, 2013, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 27, 2013